Exhibit 10.75
ADVANCED MICRO DEVICES, INC.
EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN
AND SUMMARY PLAN DESCRIPTION
FOR EXECUTIVE AND SENIOR VICE PRESIDENTS
Amended and Restated Effective August 19, 2025

1.    PURPOSE
The purpose of the Advanced Micro Devices, Inc. Executive Severance and Change of Control Plan for Executive and Senior Vice Presidents (the “Plan”) is to provide assurances of specified severance and change of control benefits to eligible executives of the Company whose employment is terminated by the Company or a successor under certain circumstances. The Plan is intended to be a “top hat” plan that is exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA (as defined below). The Plan shall supersede any individual agreement between the Company and an Executive (as defined below) and any other plan, policy or practice, whether written or unwritten, maintained by the any member of the AMD Group with respect to an Executive, in each case to the extent that such agreement, plan, policy or practice provides for severance benefits upon the Executive’s separation from the AMD Group.
2.    ELIGIBILITY

An “Executive” is a person who is eligible to participate in the Plan if such person meets all of the following criteria:

    such person is employed by Advanced Micro Devices, Inc. (the “Company” or “AMD”) or a subsidiary of AMD (AMD and its subsidiaries, collectively, the “AMD Group”);

    such person is employed at the Executive Vice President or Senior Vice President job level; and

    such person is not covered by an individual agreement that provides severance benefits.
The business decisions that may result in an Executive becoming eligible to participate in the Plan are made by AMD. However, whether an Executive is eligible to receive benefits under the Plan is decided by the Plan Administrator (as defined below) in its sole discretion. An Executive who commences participation in the Plan is called a “Participant.” An Executive’s participation ends when the Executive is no longer eligible to receive any Plan benefits.
An Executive is eligible for the benefits under Section 6 or Section 7 of the Plan only if such Executive experiences an Involuntary Termination (as defined below).
3.    DEFINITIONS

For purposes of the Plan, the terms below are defined as follows:

a.    “Board” means the Board of Directors of the Company.

b.    “Change of Control” shall mean any of the following events:

i.    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any corporation, partnership, joint venture or other entity in which the Company holds an equity, profit or voting interest of thirty percent (30%) or more) representing more than 50% of either the then outstanding shares of the common stock of the Company (“Common Stock”) or the combined voting power of the Company’s then outstanding voting securities;

ii.    during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (i) or (ii) of this definition) whose appointment, election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

iii.    there is consummated a merger or consolidation of the Company or subsidiary thereof with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or

iv.    the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing: (1) no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company or the voting power of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) “Change of Control” shall exclude the acquisition of securities representing more than 20% of either the then outstanding shares of the Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities by the Company or any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company.

c.    “Change of Control Period” means the period commencing on the date of a Change of Control and ending on the second anniversary of such date.

d.    “Constructive Termination” shall mean a resignation by the Executive following the occurrence (without an Executive’s prior written consent) of any of the following: (i) a material diminution of an Executive’s compensation, authority, duties or responsibilities; (ii) the Company’s relocation of an Executive’s principal place of employment to a facility that is more than fifty (50) miles from an Executive’s current principal place of employment; and (iii) a material increase in an Executive’s amount of required business travel on behalf of the Company; provided, however, that the Executive may not resign from the Executive’s employment for Constructive Termination unless (A) the Executive has provided the Company with at least thirty (30) days prior written notice of the Executive’s intent to resign for Constructive Termination (which notice must be provided within ninety (90) days following the occurrence of the event(s) purported to constitute Constructive Termination, indicate the specific event(s) relied upon for a Constructive Termination, set forth in reasonable detail the facts and circumstances of such event(s), and specify a resignation date no more than sixty (60) days after the giving of such notice) and (B) the Company has not remedied the alleged violation(s) within the 30-day period.

e.    “Disability” shall mean a disability for which the Executive is receiving salary continuation payments under a short-term disability policy or a long-term disability plan of any member of the AMD Group.

f.    “For Cause,” as determined in the sole discretion of the Plan Administrator, is defined as (i) a violation of an Executive’s obligations regarding confidentiality, or the protection of sensitive, confidential, or proprietary information and trade secrets; (ii) an act or omission by the Executive resulting in an Executive’s being charged with a criminal offense involving moral turpitude, dishonesty, or breach of trust; (iii) conduct by the Executive which constitutes a felony (or state law equivalent), or an Executive’s plea of guilty or nolo contendere with respect to a felony (or state law equivalent) under applicable law; (iv) conduct by the Executive that constitutes gross neglect; (v) an Executive’s insubordination or refusal to implement lawful directives of an Executive’s manager; (vi) an Executive’s chronic absenteeism other than an approved leave of absence per AMD’s policies; an Executive’s failure to cooperate with any internal investigation of any member of the AMD Group; (vii) the Plan Administrator’s determination that the Executive violated AMD’s Worldwide Standards of Business Conduct or committed other acts of misconduct, or an Executive’s violation of state or federal law relating to the workplace (including laws related to sexual harassment or age, sex or other prohibited discrimination); (viii) an Executive’s material breach of the AMD Agreement, any AMD Group policy, or any written agreement between the Executive and any member of the AMD Group; (ix) an Executive’s failure to substantially perform an Executive’s job duties with the AMD Group; or (x) an Executive’s poor performance of an Executive’s job duties as determined in the sole discretion of the Plan Administrator.

g.    “Involuntary Termination” means (i) a termination of the Executive’s employment by the AMD Group at any time other than (a) For Cause, (b) as a result of a Disability or death,

or (c) through automatic termination due to an extended leave of absence and (ii) solely during the Change of Control Period, the Executive’s resignation for Constructive Termination.
4.    BENEFITS
To receive benefits under the Plan, the Executive must:
a.    experience an Involuntary Termination;
b.    not be terminated by the AMD Group For Cause, as a result of Disability or death, or through automatic termination due to an extended leave of absence;
c.    not voluntarily terminate his or her employment, resign or retire with or from the AMD Group for any reason (and for purposes of clarity a Constructive Termination during the Change of Control Period is not a voluntary termination);
d.    not have been offered a job with a company or organization that purchases (or has purchased) some or all of the operation in which an Executive is employed, or is a direct or indirect successor in ownership or management of the operation in which an Executive is employed, unless such job would constitute a Constructive Termination during the Change of Control Period;
e.    not have been offered employment with a company or organization that is affiliated (directly or indirectly) with the Company, unless such employment would constitute a Constructive Termination during the Change of Control Period;
f.    not receive severance pay or benefits under an individual agreement with a member of the AMD Group;
g.    timely execute, deliver to the Company and not revoke a separation agreement and full release of claims (the “Release”) in the form provided to the Executive by the Company in accordance with its terms (the “Release Condition”);
h.    continue as a satisfactory employee until released by the applicable member of the AMD Group in accordance with its needs; and
i.    abide by such other written terms and conditions as the Company may establish as a condition to participation in, or payment of benefits under, the Plan.

5.    FORM AND TIMING OF BENEFIT

The cash severance benefits payable hereunder shall be paid in a lump sum cash payment as soon as administratively practicable following an Executive’s date of termination or earlier, if required to comply with federal or state law.

As set forth in Section 17 herein, all payments and benefits under the Plan shall be subject to, and made net of, applicable deductions and withholdings. Any payments and benefits under the Plan shall be reduced by any severance benefit payable to the Executive under any other AMD plan, program or agreement or any other legally imposed terms and conditions of employment under applicable law, regulation or ordinance.

6.    SEVERANCE BENEFITS OUTSIDE A CHANGE OF CONTROL

An Executive will become a Participant and receive the severance benefits set forth in Schedule A (attached) (“Severance Benefits”) upon an Involuntary Termination if the Executive meets the criteria for payment set forth in the Plan, including the Release Condition, unless such termination occurs during the Change of Control Period in which case the Executive will be eligible to receive either the Tier 1 CoC Benefits on Schedule B or the Tier 2 CoC Benefits on Schedule C, as applicable.

In no event will an Executive be eligible to receive the Tier 1 CoC Benefits on Schedule B or the Tier 2 CoC Benefits on Schedule C if such Executive is eligible to receive the Severance Benefits on Schedule A.

7.    SEVERANCE BENEFITS IN THE EVENT OF A CHANGE OF CONTROL

a.    TIER 1 CHANGE OF CONTROL BENEFITS

If an Executive is an executive officer of AMD within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended, or holds the AMD job title of Executive Vice President upon the occurrence of a Change of Control, then the Executive will be a Participant and receive the benefits set forth in Schedule B (attached) (“Tier 1 CoC Benefits”) upon an Involuntary Termination during the Change of Control Period, subject to the criteria for payment set forth in the Plan, including the Release Condition.

In no event will an Executive be eligible to receive the Severance Benefits on Schedule A or the Tier 2 CoC Benefits on Schedule C if such Executive is eligible to receive the Tier 1 CoC Benefits on Schedule B.

b.    TIER 2 CHANGE OF CONTROL BENEFITS

If an Executive is eligible and holds the AMD job title of Senior Vice President, and is not otherwise notified of the Executive’s eligibility for Tier 1 CoC Benefits, then the Executive will be a Participant and receive the benefits set forth in Schedule C (attached) (“Tier 2 CoC Benefits”) upon an Involuntary Termination during the Change of Control Period, subject to satisfaction of the criteria for payment set forth in the Plan, including the Release Condition.

In no event will an Executive be eligible to receive the Severance Benefits on Schedule A or the Tier 1 CoC Benefits on Schedule B if such Executive is eligible to receive the Tier 2 CoC Benefits on Schedule C.

8.    BEST RESULT

Notwithstanding anything contained in the Plan to the contrary, in the event that the benefits provided by the Plan, together with all other payments and the value of any benefits received or to be received by the Executive (the “Payments”), constitute “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), and, but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the

Payments shall be made to the Executive either (i) in full or (ii) as to such lesser amount as which would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate any reduction contemplated by the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing an Executive’s rights and entitlements to any benefits or compensation.

Unless the Company and the Executive otherwise agree in writing, an initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made, at the Company’s expense, by an accounting firm that the Company selects (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within twenty (20) days of the Executive’s date of termination, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

9.    SECTION 409A

The intent of the parties is that payments and benefits under the Plan be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A:

    the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under the Plan which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A;

    amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan or any other arrangement between the Executive and the Company during the six (6) month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Executive’s separation from service (or, if earlier, the Executive’s date of death);

    amounts reimbursable to the Executive under the Plan shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year; and

    if any severance amount payable under a plan or agreement that the Executive may have a right or entitlement to as of the date of the Plan constitutes deferred compensation under Section 409A, then the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.

The Company makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Executive understands and agrees that the Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Executive on account of non-compliance with Section 409A.

If the Company believes, at any time, that any payment or benefit under the Plan is not exempt from, or does not comply with, Section 409A, the Company shall promptly advise the Executive and shall reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Executive and on the Company) or to minimize any additional tax, interest, and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. The Company agrees that it shall not without a Executive’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest, and/or penalties upon the Participant under Section 409A, unless such action or omission is pursuant to the Participant’s written request.

10.    AMENDMENT AND TERMINATION
Although the Company expects to maintain the Plan indefinitely, it reserves the right to amend, modify or terminate the Plan at any time; provided, however, that the Plan may not be amended, modified or terminated on or within two (2) years immediately following a Change of Control in any manner which is adverse to any Executive without such Executive’s written consent. The Company also delegates the foregoing right to amend the Plan to the Plan Administrator but any such amendments shall be on behalf of the Company and in a settlor, not fiduciary, capacity. Entitlement to severance benefits under the Plan are not guaranteed and may be eliminated in the future in the sole discretion of the Plan Administrator, except on or within two (2) years immediately following a Change of Control, or where benefits under the Plan have been provided or promised by AMD in a fully-executed and enforceable separation and release agreement made effective at the time of the employee’s termination of employment. Consideration provided by AMD under such separation and release agreement, once fully executed and effective, shall not be subject to modification or termination unilaterally by AMD or the Plan Administrator.

11.    NON-ALIENATION OF BENEFITS
No Plan benefit can be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

12.    NON-DUPLICATION OF BENEFITS
Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits, Tier 1 CoC Benefits or Tier 2 CoC Benefits provided to a Participant, as applicable, are intended to be and are exclusive and in lieu of any other severance and change of control benefits or payments to which such Participant may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of such Participant’s employment. The Participant will be entitled to no severance or change of control benefits or payments upon a termination of employment that constitutes an involuntary termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law (including any severance benefits that may be included in a severance agreement, employment agreement or similar contract between the Company or a subsidiary of the Company and the Participant). Notwithstanding the foregoing, if a Participant is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, such Participant’s benefits under the Plan shall be provided only to the extent more favorable than such other arrangement. The Plan Administrator, in its sole discretion, shall have the authority to reduce or otherwise adjust a Participant’s benefits under the Plan, in whole or in part, by any other severance benefits, pay and benefits in lieu of notice, or other similar benefits payable to such Participant under the Plan that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including the Worker Adjustment and Retraining Notification Act (WARN Act), the California Plant Closing Act or any other similar state law, or (ii) any policy or practice of the Company providing for the warn act to remain on payroll for a limited period of time after being given notice of termination. The benefits provided under the Plan are intended to satisfy, in whole or in part, any and all statutory obligations of the Company that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.
13.    LEGAL CONSTRUCTION
a.    CONTROLLING LAW
The Plan shall be construed and enforced according to the laws of the State of Texas to the extent not preempted by U.S. federal law, including the Employee Retirement Income Security Act of 1976, as amended (“ERISA”), or the law of any other applicable non-United States jurisdiction, which shall otherwise control.
b.    ERISA
The Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA. In the event that the Plan does not meet the requirements of unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees, as described above with respect to any category of Participant, the Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3−2(b).

14.    ADMINISTRATION AND OPERATION OF THE PLAN
The Company is the “Plan Sponsor” and the “Plan Administrator” of the Plan as such terms are used in ERISA; provided, however, that the Company may designate any person or a committee to act as Plan Administrator. Until the Company determines otherwise, the Company hereby designates AMD’s Benefits Plan Administrative Committee (the “Administrative Committee”) to act as Plan

Administrator on behalf of the Company. A member of the Administrative Committee will not vote or act upon any matter relating solely to himself/herself.

The Plan Administrator of the Plan is the “named fiduciary” for purposes of ERISA, with the authority to control and manage the operation and administration of the Plan. The Plan Administrator has full and absolute discretion to make such rules, regulations, interpretations of the Plan, make such computations as it may deem appropriate under the Plan, construe all provisions of the Plan, to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan, to determine all questions relating to eligibility and all other matters relating to benefits under the Plan, and to resolve all controversies relating to the administration of the Plan. The Plan Administrator’s determinations and other actions shall be conclusive and binding upon all persons. The Plan Administrator may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Plan Administrator under the Plan shall be carried out on its behalf by the Company’s directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company or the Plan Administrator may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

The Plan Administrator has full and absolute discretion in the exercise of its authority under the Plan, including without limitation, the authority to determine any person’s right to benefits under the Plan, the correct amount of any benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights, powers, and authorities specified in the Plan. Notwithstanding any provision of law or any explicit or implicit provision of this document, any action taken or ruling or decision made, by the Plan Administrator in the exercise of any of its powers and authorities under the Plan, shall be final and conclusive as to all parties, regardless of whether the Plan Administrator or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. Thus, no final action, ruling, or decision of the Plan Administrator shall be subject to de novo review in any judicial proceeding and no final action, ruling, or decision of the Plan Administrator may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of the Plan Administrator’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.

15.    FOREIGN LAWS

The Plan Administrator shall administer the Plan with respect to all Non-US Participants in a manner designed to comply with applicable law while preserving the benefits provided under the Plan and avoiding duplication of benefits.

16.    BASIS OF PAYMENTS TO AND FROM THE PLAN
All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

17.    WITHHOLDING TAXES

The Company may (or may cause any member of the AMD Group to) withhold from all payments to the Executive pursuant to the Plan all taxes that are required to be withheld under applicable U.S. federal, state, local, or other non-U.S. law.

18.    DENIAL OF BENEFITS
If an Executive is terminated, the Plan Administrator will notify the Executive of his or her entitlement to severance benefits. If an Executive is denied severance benefits, the Executive may file a claim for Benefits. Under normal circumstances, an Executive’s claim will be acted upon by the Plan Administrator within 90 days (up to 180 days if special circumstances require a delay) of receipt of an Executive’s claim. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period. If an Executive’s claim is denied or reduced for any reason, the Plan Administrator will notify the Executive of its action and the reasons why, with specific references to the Plan provisions that apply. The Plan Administrator will also tell the Executive how the Executive can appeal the decision. If the Plan Administrator does not act upon an Executive’s claim within 90 days (or 180 days, if a special circumstances extension applies), an Executive’s claim is deemed denied.
If an Executive’s claim is denied or reduced, or the Plan Administrator does not act upon an Executive’s claim within 90 days (or 180 days, if a special circumstances extension applies), the Executive may file an appeal with the Plan Administrator for a full and fair review of the denial of an Executive’s claim. To do this, the Executive must submit a written appeal to the Plan Administrator stating the reason the Executive believes he or she is entitled to benefits. The Executive shall have the opportunity to submit written comments, documents, records and other information relating to an Executive’s claim. The Executive (or an Executive’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to an Executive’s claim. A decision on a request for review will be made not later than 60 days after receipt of a written request for review unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which event a decision should be rendered as soon as possible, but in no event later than 120 days after such receipt by giving the Executive written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 60 day period. The decision on appeal shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by the Executive, with specific references to the pertinent Plan provisions on which the decision is based, a statement that an Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to an Executive’s claim, and a statement of an Executive’s right to bring an action under ERISA section 502(a).
No legal action for benefits under the Plan may be brought until the Executive (a) has submitted a written application for benefits in accordance with the procedures described herein; (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period); (c) has filed a written request for a review of the application in accordance with the appeal procedure described herein; and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the required time period). Notwithstanding the foregoing, no legal action for benefits under the Plan shall be brought after one year following the date an Executive’s benefits under the Plan originally were denied or deemed denied.
Following a Change of Control, the Company shall also pay forthwith upon written demand from the Executive all legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by the Plan. In the event the Executive does not prevail in any ensuing claim or litigation, the Company shall absorb its own costs, expenses, and attorneys’ fees, and the Executive shall reimburse the Company for one-half of an Executive’s costs, expenses, and attorneys’ fees.
19.    SUCCESSORS
Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.
20.    COMPENSATION RECOVERY POLICY
Notwithstanding any provision in this Plan to the contrary, amounts paid or payable under this Plan shall be subject to the terms and conditions the provisions of any compensation recovery (“claw-back”) policy implemented by the Company and applicable to a Participant, including, without limitation, the Advanced Micro Devices, Inc. Compensation Recovery Policy, as the same may be amended or restated from time to time.
21.    OTHER PLAN INFORMATION
Plan Identification Number: 526
Employer Identification Number: 94-1692300

Ending of the Plan’s Fiscal Year: The 52/53 week period ending on the last Saturday in December of each year and coincides with the fiscal year of AMD.

Agent for the Service of Legal Process: The Plan’s agent for service of legal process is: CT CORPORATION SYSTEM at either of the following addresses: 818 West Seventh Street, Suite 930, Los Angeles, California 90017 or 1999 Bryan Street, Suite 900, Dallas, Texas 75201.

Plan Sponsor and Administrator: The Plan Sponsor is Advanced Micro Devices, Inc., and the Plan Administrator of the Plan is the Administrative Committee of the Company, each of which may be contacted at 2485 Augustine Drive, Santa Clara, California 95054, 408-732-2400. The Plan Administrator is the named fiduciary charged with responsibility for administering the Plan.

ERISA/Section 409A: The Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. In the event that the Plan does not meet the requirements of unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees, as described above with respect to any category of Participant, the Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3−2(b). Payments under the Plan are intended to be exempt from or comply with Section 409A of the Code.

22.    STATEMENT OF ERISA RIGHTS FOR U.S. PLAN PARTICIPANTS

As a Participant in the Plan, an Executive is entitled to certain rights and protections under ERISA. ERISA provides that all US Plan participants shall be entitled to:

a.    Receive Information About Your Plan and Benefits
    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed for the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The administrator may make a reasonable charge for the copies.
b.    Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
c.    Enforcement of Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time periods.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you’re discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you’re successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

d.    Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor, listed in your telephone directory, or at www.dol.gov/ebsa, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

SCHEDULE A

Severance Benefits*
1.    A single lump sum cash severance payment equivalent to twelve (12) months’ base pay.
2.    Payment by the Company of twelve (12) months of health and welfare benefits at least comparable to those benefits in effect on the date of termination, based on Participant’s benefits plan elections in effect at the time of termination (continuation under COBRA thereafter will be at Participant’s expense). In order to receive this benefit, Participant must timely elect COBRA coverage on his or her behalf by completing the forms sent by the COBRA administrator.
3.    Use of the Employee Assistance Plan provided by the Company as part of the 12 months of COBRA coverage. In order to receive this benefit, Participant must timely elect COBRA coverage on his or her behalf by completing the forms sent by the COBRA administrator.
4.    Each time-based restricted stock unit (each, a “RSU”) held by an eligible Participant on the date of his or her Involuntary Termination that was granted on or after February 3, 2025 and is scheduled to vest within twelve (12) months following the date of the eligible Participant’s Involuntary Termination, will be deemed fully vested on the date of Involuntary Termination. An RSU that vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Release becomes binding and irrevocable.
5.    Each performance-based restricted stock unit (each, a “PRSU”) granted on or after February 3, 2025 and held by an eligible Participant on the date of his or her Involuntary Termination that (a) was granted more than one (1) year before the date of the Participant’s Involuntary Termination, and (b) is subject to a performance period that is scheduled to end within twelve (12) months following the date of the eligible Participant’s Involuntary Termination will become earned and vested (or, if applicable, forfeited) based on the lower of (x) actual performance, as determined by the Compensation and Leadership Resources Committee of the Board or its delegate based on the Company’s most recent publicly reported quarterly financial results, or (y) “target” level performance. Any such PRSU that is earned and vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Release becomes binding and irrevocable.
6.    Each outstanding option to acquire AMD common stock (each, a “Stock Option”) granted on or after February 3, 2025 that is scheduled to vest and become exercisable within twelve (12) months following the date of the eligible Participant’s Involuntary Termination, will become fully vested on the date of the eligible Participant’s Involuntary Termination. Each of the eligible Participant’s outstanding Stock Options that is vested and exercisable on the date of the eligible Participant’s Involuntary Termination, including any Stock Options that become fully vested and exercisable by reason of the immediately preceding sentence, may be exercised by the eligible Participant on or before the first (1st) anniversary of the date of the eligible Participant’s Involuntary Termination; provided, however, that in no event will any Stock Option remain exercisable beyond the maximum period permitted under the provisions of the applicable Stock Option award agreement. Any Stock Option has not been exercised on or before the expiration date of such Stock Option will expire and be forfeited at such time without consideration. For avoidance of doubt, no Stock Options that become vested and exercisable pursuant to the first sentence of this paragraph 6 may be exercised before the date on which the Release becomes binding and irrevocable.

Schedule A-1

The Company will set off on a pro-rata basis any severance pay amount in the event a Participant becomes re-employed by the AMD Group during the 12 months following receipt of any payment under the Plan.
*As permitted under the Plan, payments hereunder shall be delayed to the extent required to ensure the Participant is not subject to additional taxation under Section 409A.

Schedule A-2

SCHEDULE B

Tier 1 CoC Benefits*
1.    A single lump sum cash severance payment equivalent to twenty-four (24) months’ base pay plus 2 times the target annual bonus for the year in which the termination occurs.
2.    An amount equal to the pro rata amount of the annual bonus accrued under the Company’s Executive Incentive Plan or Annual Incentive Plan (or any successor Company plan), as applicable, assuming performance at target levels for the portion of the year prior to the date of termination.
3.    Up to $4,000 for personal financial planning and tax planning services for twelve (12) months following the date of termination, paid either directly or as reimbursement to the Participant at the Plan Administrator’s discretion.
4.    Payment by the Company of twelve (12) months of health and welfare benefits at least comparable to those benefits in effect on the date of termination, based on Participant’s benefits plan elections in effect at the time of termination (continuation under COBRA thereafter will be at Participant’s expense). At the Plan Administrator’s discretion, health benefits may be provided by reimbursement for the cost of converting a group policy to individual coverage or for the cost of COBRA premiums for the shorter of twelve (12) months or the applicable COBRA continuation period. In order to receive this benefit, Participant must timely elect COBRA coverage on his or her behalf by completing any applicable forms sent by the COBRA administrator. In addition, payment by the Company to the Participant of an amount calculated to pay any income taxes due as a result of the payment by the Company for such health benefits on the Participant’s behalf. Such tax payment shall be calculated to place the Participant in the same after-tax position as if no such income had been imposed and shall be paid to the Participant no later than the end of the calendar year following the calendar year in which such related taxes are remitted to the appropriate tax authorities.
5.    Each time-based restricted stock unit (each, a “RSU”) held by an eligible Participant on the date of his or her Involuntary Termination will be deemed fully vested on the date of Involuntary Termination. An RSU that vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Release becomes binding and irrevocable.
6.    Each performance-based restricted stock unit (each, a “PRSU”) held by an eligible Participant on the date of his or her Involuntary Termination will become earned and vested (or, if applicable, forfeited) based on the lower of (x) actual performance, as determined by the Compensation and Leadership Resources Committee or its delegate based on the Company’s most recent publicly reported quarterly financial results, or (y) “target” level performance. Any such PRSU that is earned and vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Release becomes binding and irrevocable.
7.    Each outstanding option to acquire AMD common stock (each, a “Stock Option”) will become fully vested on the date of the eligible Participant’s Involuntary Termination. Each of the eligible Participant’s outstanding Stock Options that is vested and exercisable on the date of the eligible Participant’s Involuntary Termination, including any Stock Options that become fully vested and exercisable by reason of the immediately preceding sentence, may be exercised by the eligible Participant on or before the first (1st) anniversary of the date of the eligible Participant’s Involuntary Termination; provided, however, that in no event will any Stock Option remain exercisable beyond

Schedule B-1

the maximum period permitted under the provisions of the applicable Stock Option award agreement. Any Stock Option has not been exercised on or before the expiration date of such Stock Option will expire and be forfeited at such time without consideration. For avoidance of doubt, no Stock Options that become vested and exercisable pursuant to the first sentence of this paragraph 7 may be exercised before the date on which the Release becomes binding and irrevocable.
The Company will set off on a pro-rata basis any severance pay amount in the event a Participant becomes re-employed by the AMD Group during the 12 months following receipt of a severance payment under the Plan.
*As permitted under the Plan, payments hereunder shall be delayed to the extent required to ensure the Participant is not subject to additional taxation under Section 409A.

Schedule B-2

SCHEDULE C

Tier 2 CoC Benefits*

1.    A single lump sum cash severance payment equivalent to eighteen (18) months’ base pay plus 1.5 times the target annual bonus for the year in which the termination occurs.
2.    An amount equal to the pro rata amount of the annual bonus accrued under the Company’s Executive Incentive Plan or Annual Incentive Plan (or any successor Company plan), as applicable, assuming performance at target levels for the portion of the year prior to the date of termination.
3.    Up to $4,000 for personal financial planning and tax planning services for twelve (12) months following the date of termination, paid either directly or as reimbursement to the Participant at the Plan Administrator’s discretion.
4.    Payment by the Company of twelve (12) months of health and welfare benefits at least comparable to those benefits in effect on the date of termination, based on Participant’s benefits plan elections in effect at the time of termination (continuation under COBRA thereafter will be at Participant’s expense). At the Plan Administrator’s discretion, health benefits may be provided by reimbursement for the cost of converting a group policy to individual coverage or for the cost of COBRA premiums for the shorter of twelve (12) months or the applicable COBRA continuation period In order to receive this benefit, Participant must timely elect COBRA coverage on his or her behalf by completing any applicable forms sent by the COBRA administrator. In addition, payment by the Company to the Participant of an amount calculated to pay any income taxes due as a result of the payment by the Company for such health benefits on the Participant’s behalf. Such tax payment shall be calculated to place the Participant in the same after-tax position as if no such income had been imposed and shall be paid to the Participant no later than the end of the calendar year following the calendar year in which such related taxes are remitted to the appropriate tax authorities.
5.    Each time-based restricted stock unit (each, a “RSU”) held by an eligible Participant on the date of his or her Involuntary Termination will be deemed fully vested on the date of Involuntary Termination. An RSU that vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Release becomes binding and irrevocable.
6.    Each performance-based restricted stock unit (each, a “PRSU”) held by an eligible Participant on the date of his or her Involuntary Termination will become earned and vested (or, if applicable, forfeited) based on the lower of (x) actual performance, as determined by the Compensation and Leadership Resources Committee or its delegate based on the Company’s most recent publicly reported quarterly financial results, or (y) “target” level performance. Any such PRSU that is earned and vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Release becomes binding and irrevocable.
7.    Each outstanding option to acquire AMD common stock (each, a “Stock Option”) will become fully vested on the date of the eligible Participant’s Involuntary Termination. Each of the eligible Participant’s outstanding Stock Options that is vested and exercisable on the date of the eligible Participant’s Involuntary Termination, including any Stock Options that become fully vested and exercisable by reason of the immediately preceding sentence, may be exercised by the eligible Participant on or before the first (1st) anniversary of the date of the eligible Participant’s Involuntary Termination; provided, however, that in no event will any Stock Option remain exercisable beyond the maximum period permitted under the provisions of the applicable Stock Option award agreement. Any Stock Option has not been exercised on or before the expiration date of such Stock Option will expire and be forfeited at such time without consideration. For avoidance of doubt, no

Schedule C-1

Stock Options that become vested and exercisable pursuant to the first sentence of this paragraph 7 may be exercised before the date on which the Release becomes binding and irrevocable.

The Company will set off on a pro-rata basis any severance pay amount in the event a Participant becomes re-employed by the AMD Group during the 12 months following receipt of a severance payment under the Plan.
*As permitted under the Plan, payments hereunder shall be delayed to the extent required to ensure the Participant is not subject to additional taxation under Section 409A.

Schedule C-2